U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[X] Check box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

________________________________________________________________________________
1.   Name and Address of Reporting Person*

Behrens                         Christopher             C.
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   (Last)                           (First)             (Middle)
c/o Chase Capital Partners
1221 Avenue of the Americas-40th Floor
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                                    (Street)

New York                         New York               10020
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   (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol


DDi Corp. ("DDIC")
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)



________________________________________________________________________________
4.   Statement for Month/Year

October 2000
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5.   If Amendment, Date of Original (Month/Year)


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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
________________________________________________________________________________


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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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
                                                                                                          6.
                                                    4.                              5.             Owner-
                                                    Securities Acquired (A) or      Amount of      ship
                                      3.            Disposed of (D)                 Securities     Form:     7.
                                      Transaction   (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                        2.            Code          ------------------------------- Owned at End   (D) or    Indirect
1.                      Transaction   (Instr. 8)                 (A)                of Month       Indirect  Beneficial
Title of Security       Date          ------------    Amount      or      Price     (Instr. 3     (I)       Ownership
(Instr. 3)              (mm/dd/yy)    Code   V                   (D)                and 4)        (Instr.4) (Instr. 4)
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


Common Stock              10/11/00      S             172,378      D       $26.48      2,738,979     I           (FNs 1 and 2)
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Common Stock              10/16/00      S             45,980       D       $26.48      2,738,979     I           (FNs 1 and 2)
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Common Stock              10/19/00      S             86,482       D       $26.48      2,738,979     I           (FNs 1 and 2)
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
*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Responses)
                                                                          (Over)
(Form 4-07/99)



FORM 4 (continued)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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
                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)          Amount    ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------          or        Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-          Number    ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion             of        (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)       D)  cisable  Date     Title   Shares    5)       4)        4)       4)
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

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
Explanation of Responses:

(1) The amount shown represents the beneficial ownership of 1,788,223 shares of the Issuer's securities by DI Investors, LLC and 950,756 shares by Chase Manhattan Capital, LLC ("CMC, LLC"), a portion of which may be deemed attributable to the reporting person because he is a general partner of Chase Capital Partners, the manager, by delegation, of CMC, LLC, pursuant to an advisory agreement with the sole managing member of CMC,LLC. CMC, LLC is the managing member and controlling shareholder of DI Investors, LLC.
As of October 13, 2000, Mr. Behrens ceased to be a director of the Issuer.

(2) Excludes 256,037 shares owned by Chase Securities, Inc., as to which Mr. Behrens has neither beneficial ownership nor a pecuniary interest.



/s/  Christopher C. Behrens                                     11/9/00
---------------------------------------------            -----------------------
    Christopher C. Behrens                                       Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.